EXHIBIT 4.12
AMENDMENT NO. 1 TO THE
AGREEMENT AND PLAN OF MERGER AND REORGANIZATION
     THIS AMENDMENT NO. 1 TO THE AGREEMENT AND PLAN OF MERGER AND REORGANIZATION, dated as of January 3, 2007 (this “Amendment”) is by and among Protherics PLC, a public limited company incorporated under the laws of England and Wales (registered number 2459087) (“PTI”), MacroMed Acquisition Corp., a Utah corporation and a direct, wholly-owned subsidiary of PTI (“PTI Merger Sub”), and MacroMed, Inc., a Utah corporation (the “Company”).
RECITALS
     WHEREAS, PTI, PTI Merger Sub and the Company have entered into that certain Agreement and Plan of Merger and Reorganization, dated as December 7, 2006 (“Agreement”), and in order to induce PTI to enter into the Agreement, the Joinder Parties executed and delivered the Joinder pursuant to which each Joinder Party agreed to be liable for the Company’s obligations under the Agreement and certain other obligations thereunder, including, but not limited to, the indemnification obligations set forth in Article X of the Agreement;
     WHEREAS, the parties hereto and the Joinder Parties desire to enter into this Amendment to amend the Agreement as set forth herein; and
     NOW, THEREFORE, for and in consideration of the premises, and the agreements, covenants, representations and warranties hereinafter set forth, and other good and valuable consideration, the receipt and adequacy all of which are forever acknowledged and confessed, the parties hereto hereby agree as follows:
     Section 1. Amendments to the Agreement.
          (1) Section 7.15(a) of the Agreement shall be amended and replaced in its entirety by the following:
     “(a) The Company shall prepare or cause to be prepared any Tax Return required to be filed by the Company on or before the Closing Date (including any Tax Return for any prior taxable period that the Company has not, as of the date hereof, timely filed) (a “Pre-Closing Tax Return”). The Company will not take any position on such Pre-Closing Tax Returns that is inconsistent with past custom and practice, unless required to do so by applicable Law. The Company shall submit such Pre-Closing Tax Returns to PTI prior to Closing for its review and approval, which approval shall not be unreasonably withheld. PTI shall be responsible for finalizing and filing such Pre-Closing Tax Returns with the IRS following its review and approval, and, subject to the indemnification obligations of the Joinder Parties pursuant to Article X, pay any such Taxes reflected thereon. PTI will prepare any Tax Return of the Company for any taxable period that includes the Closing Date which is not required to be filed until after the Closing Date (a “Post-Closing Tax Return”) and, subject to the indemnification obligations of the Joinder Parties pursuant to Article X, pay any such Taxes reflected thereon. PTI shall submit any Post-Closing Tax Returns to the Joinder Parties for their review and approval prior to filing, which approval shall not be unreasonably withheld. PTI will not take any position on such Post-Closing Tax Returns that is inconsistent with past custom and practice of the Company, unless required to do so by applicable Law.”
          (2) Section 8.1(s) of the Agreement shall be amended and replaced in its entirety by the following:
          “(s) evidence that the Company has filed an extension form with the IRS for the Tax Return for the fiscal year ended June 30, 2006.”
          (3) Section 3.1(c) of the Agreement shall be amended and replaced in its entirety by the following:
          “(c) Conversion of Company Preferred Stock. Shares of Company Preferred Stock issued and outstanding immediately prior to the Effective Time (including the New Preferred Shares, but excluding Dissenters’

Shares and Company Preferred Stock to be cancelled in accordance with Section 3.1(b)) shall be converted into and be exchangeable for the right to receive a number of fully paid and non-assessable PTI Ordinary Shares as determined pursuant to the Preferred Exchange Rate. The “Preferred Exchange Rate” shall mean, with respect to each share of Company Preferred Stock to be converted hereunder, the number of PTI Ordinary Shares, rounded to the nearest whole share, obtained by dividing $12.50 by the Transaction Price; provided that the maximum number of PTI Ordinary Shares into which a Shareholder’s Company Preferred Stock may be converted shall not exceed the number of PTI Ordinary Shares equal to the product of (i) the Purchase Price divided by the Transaction Price, multiplied by (ii) a fraction, the numerator of which is the number of shares of Company Preferred Stock held by such Shareholder at the Effective Time, and the denominator of which is the total number of shares of Company Preferred Stock outstanding at the Effective Time. The number of PTI Ordinary Shares to be issued to each holder of Company Preferred Stock hereunder shall be reduced by such holder’s pro rata share (on an as-converted basis) of the Holdback Shares to be withheld pursuant to Section 3.5 of this Agreement.”
          (4) Section 4.2 of Company Disclosure Schedule. Annex 4.2 to Section 4.2 of the Company Disclosure Schedule shall be amended and replaced in its entirety by the revised Annex 4.2 to Section 4.2 of the Company Disclosure Schedule that is set forth in Attachment A hereto.
          Section 2. No Further Modification. Except as otherwise expressly stated in this Amendment, all of the terms and provisions of the Agreement shall remain in full force and effect, without amendment or modification.
          Section 3. Choice of Law. The parties hereto agree that this Amendment shall be governed by and construed in accordance with the Laws of the State of Utah, excluding any conflict-of-laws rule or principle that might refer the governance or the construction of this Agreement to the laws of another jurisdiction. THE PARTIES HERETO HEREBY WAIVE THE RIGHT TO ANY JURY TRIAL IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY PARTY HERETO AGAINST ANOTHER PARTY HERETO.
          Section 4. Binding Effect. All of the terms of this Amendment, whether so expressed or not, shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives, successors and permitted assigns.
          Section 5. Headings/Defined Terms. The headings in this Amendment are for convenience of reference only and shall not limit or otherwise affect the meaning hereof. A defined term used herein but not defined shall have the meaning accorded thereto in the Agreement.
          Section 6. Counterparts. This Amendment may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Amendment and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Amendment and of signature pages by facsimile transmission or other electronic means shall constitute effective execution and delivery of this Amendment as to the parties and may be used in lieu of the original Amendment for all purposes. Signatures of the parties transmitted by facsimile or other electronic means shall be deemed to be their original signatures for any purposes whatsoever.
[Signature pages follow.]

     IN WITNESS WHEREOF, the parties have duly executed this Amendment No. 1 to the Agreement and Plan of Merger and Reorganization on the date first above written.

PTI:	PROTHERICS PLC

	By:	/s/ B. M. Riley

	Name:	Barrington Marshall Riley

	Title:	Finance Director

PTI MERGER SUB:	MACROMED ACQUISITION CORP.

	By:	/s/ B. M. Riley

	Name:	Barrington Marshall Riley

	Title:	Finance Director

THE COMPANY:	MACROMED, INC.

	By:	/s/ T. Bergmann

	Name:	Thomas Bergman

	Title:	CEO

JOINDER PARTIES:	JACQUES GONELLA, Ph.D.
/s/ J. Gonella

SUNG WAN KIM, Ph.D.
/s/ Sung Wan Kim

LEONARD JACOB
/s/ Leonard S. Jacob

SAMYANG CORPORATION,
a Republic of Korea corporation

	By:	/s/ Dongho Lee

	Name:	Dongho Lee, Ph.D., M.D.
	Title:	Executive Vice President

SAMYANG GENEX CORPORATION,
a Republic of Korea corporation

By:	/s/ Rang Kim

Name:	Rang Kim
Title:	President and CEO

4